Exhibit 1

PURCHASE AGREEMENT

 AMONG

ARK DEVELOPMENT, INC.

AND

ANTONIO TREMINIO

Dated October  20th  , 2008

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of October 20, 2008 (the “Agreement”), among Ark Development, Inc., a corporation existing under the laws of Nevada (the “Purchaser”), and Antonio Treminio (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller owns rights in certain contracts as set forth on Schedule A attached hereto which Seller wishes to sell to Purchaser (the “Contract Rights”); and

WHEREAS, the Purchaser desires to acquire the Contract Rights from the Seller in exchange for Five Million (5,000,000) shares of Purchaser’s common stock, $.001 par value per share (the “Shares”), in exchange for the Contract Rights and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

1.1 Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Contract Rights, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 1.1.

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price.

The purchase price for the Contract Rights shall be the issuance of the Shares to the Seller (the “Purchase Price”).

2.2 Payment of Purchase Price.

On the Closing Date, the Purchaser shall deliver the Shares to the Seller.

ARTICLE III
CLOSING AND TERMINATION

3.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Contract Rights for the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate.  The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)
At the election of the Seller or the Purchaser on or after October 31, 2008, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b)
by mutual written consent of the Seller and the Purchaser; or

(c)
by the Seller or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3 Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Contract Rights hereunder shall be abandoned, without further action by the Purchaser or the Seller.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4 Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Purchaser or the Seller.

ARTICLE IV
REPRESENTATIONS SAND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

4.1.  Organization and Good Standing of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Purchaser is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business or operations of the Purchaser (“Material Adverse Affect”).

4.2.   Authority.

(a)
The Purchaser has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)
The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors.

(c)
Subject to any consents required under Section 4.7 below, Purchaser has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights.

(d)
Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Purchaser, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Purchaser or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3.   Shares.

(a)
The Purchaser’s authorized capital stock consists of 70,000,000 shares of common stock, $.001 par value per share, of which 4,850,000 shares are issued and outstanding.  All of the outstanding shares are duly authorized, validly issued, fully paid and non-assessable.  The Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

(b)
There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Purchaser is or may become obligated to issue, assign or transfer any shares of capital stock of the Purchaser.  Upon the delivery to Seller on the Closing Date of the certificate(s) representing the Shares, Seller will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Purchaser, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4.  Basic Corporate Records.  The copies of the Articles of Incorporation of the Purchaser (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Purchaser, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Purchaser’s secretary or assistant secretary), all of which have been delivered to the Seller, are true, correct and complete as of the date of this Agreement.

4.5.   Minute Books.  The minute books of the Purchaser, which shall be exhibited to the Seller between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Purchaser, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of the Purchaser.

4.6.   Subsidiaries.  The Purchaser does not have any subsidiaries.

4.7.   Consents.  No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by the Purchaser can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Purchaser, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Purchaser, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.8.   Financial Statements.  The Purchaser has delivered, or will deliver prior to Closing, to the Seller copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Purchaser in accordance with generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Purchaser as of the dates thereof and for the periods covered thereby:

the reviewed balance sheet of the Purchaser at July 31, 2008 and the related statements of operations, and of cash flows of the Purchaser for the period then ended and (ii) the audited balance sheet of the Purchaser as of October 31, 2007 and the related compiled statement of operations of the Purchaser for the year then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements.”)

In such Financial Statements, the statements of operations do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts known to the Purchaser that, under GAAP consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

For the purposes hereof, the balance sheet of the Purchaser as of July 31, 2008 is referred to as the “Balance Sheet” and July 31, 2008 is referred to as the “Balance Sheet Date”.

4.9.   Records and Books of Account.  The records and books of account of the Purchaser reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

4.10.  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Purchaser’s Financial Statements, there are no liabilities or obligations of the Purchaser of any kind whatsoever exceeding $10,000, individually or in the aggregate, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Purchaser under any pension, health and welfare benefit plan, vacation plan or other plan of the Purchaser, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Purchaser which is of a nature that would be required to be disclosed on its Financial Statements in accordance with GAAP, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Purchaser’s recent customary business practice, none of which is materially adverse to the Purchaser.

            4.11  Taxes.

(a)For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)
(i)The Purchaser has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by the Purchaser with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  The Purchaser has paid all Taxes shown to be due on such Returns.  The Purchaser is not currently the beneficiary of any extensions of time within which to file any Returns. The Purchaser has furnished and made available to the Seller complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Purchaser in the last three (3) years.

                (ii) The Purchaser, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

                (iii)  The Purchaser has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Purchaser.  The Purchaser has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Purchaser either (A) claimed or raised by any Tax authority in writing or (B)  based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Purchaser which has not been satisfied.  The Purchaser is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Purchaser have any reason to believe that any such notice will be received in the future. Except as set forth on Schedule 4.11, neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of the Purchaser.  The Purchaser has not filed any requests for rulings with the Internal Revenue Service.  Except as provided to the Purchaser’s accountants, no power of attorney has been granted by the Purchaser or its affiliates with respect to any matter relating to Taxes of the Purchaser.  There are no Tax liens of any kind upon any property or assets of the Purchaser, except for inchoate liens for Taxes not yet due and payable.

                (v)Except for immaterial amounts which would not have a Material Adverse Effect, the Purchaser has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

                (vi) There is no contract, agreement, plan or arrangement to which the Purchaser is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Purchaser that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Purchaser is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                (vii) The Purchaser has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Purchaser.

                (viii)The Purchaser is not a party to, nor has any obligation under, any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                (ix) None of the Purchaser’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

4.12.  Accounts Receivable.  The accounts receivable of the Purchaser shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. To the best of Purchasers’ knowledge, all such accounts receivable are, and will be, collectible in amounts not less than the amounts (net of reserves) carried on the books of the Purchaser, including the Financial Statements, and will be paid in accordance with their terms.  All such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.13.  Inventory.  The Purchaser does not maintain any inventory.

4.14.  Machinery and Equipment.  Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Purchaser currently being used in the conduct of its business (the “Business”), or included in determining the net book value of the Purchaser on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Purchaser, are in fully serviceable working condition and repair.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  All Fixed Assets owned, used or held by the Purchaser are situated at its business premises and are currently used in its Business.  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Purchaser relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.

4.15.  Real Property Matters.  The Purchaser does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.16.  Leases.  All leases of real and personal property of the Purchaser are in full force and effect and, to Seller’ knowledge, constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered by Purchaser.  The Purchaser has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.

4.17.  Patents, Software, Trademarks, Etc.  The Purchaser owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business as now operated by it.

4.18.  Insurance Policies.  The Purchaser maintains adequate insurance policies for the conduct of its business.  All claims, if any, made against the Purchaser which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.  Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expire prior to the Closing Date or where such cancellation would not have a Material Adverse Effect.  No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Seller and the Purchaser, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Purchaser, except where the foregoing would not have a Material Adverse Effect.

4.19.  Lists of Contracts, Etc.  There is included in Schedule 4.19 a list of the following items (whether written or oral) relating to the Purchaser, which list identifies and fairly summarizes each item (collectively, “Contracts”):

(i)All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(ii)All joint venture contracts of the Purchaser or affiliates relating to the Business;

(iii)All contracts of the Purchaser relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Purchaser, and (f) debts of others guaranteed by the Purchaser;

(iv)All agreements of the Purchaser relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v)All contracts that individually provide for aggregate future payments to or from the Purchaser of $50,000 or more, to the extent not included in (i) through (iv) above;

(vi)All contracts of the Purchaser that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)A complete list of all outstanding powers of attorney granted by the Purchaser; and

(viii)All other contracts of the Purchaser material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Further, (i) all contracts, agreements and commitments of the Purchaser set forth in Schedule 4.19 are valid, binding and in full force and effect, and (ii) neither the Purchaser nor, to the best of Purchaser’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  The sale of the Shares by the Purchaser in accordance with this Agreement is not restricted by, nor will it create grounds for the termination of, any contract, agreement or commitment of the Purchaser, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Purchaser resulting from the sale of the Shares.  True and complete copies of the contracts, leases, licenses and other documents referred to in Schedule 4.19 will be delivered to the Seller, not later than one business day before the Closing Date.

There are no pending disputes with customers or vendors of the Purchaser regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.19 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date.  To the best knowledge of Purchaser, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Purchaser after completion of the transactions contemplated by this Agreement.

4.20.Compliance With the Law.  The Purchaser is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  The Purchaser has not been and is not now charged with, or to the best knowledge of the Purchaser under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of the Purchaser after due inquiry, are there any circumstances that would or might give rise to any such violation.  The Purchaser has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

4.21.Litigation; Pending Labor Disputes.  Except as specifically identified on the Balance Sheet or footnotes thereto:

(i)There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller or the Purchaser, threatened, against the Purchaser, relating to its Business or the Purchaser or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Purchaser for any such action.

(ii)There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Purchaser relating to its Business or the Purchaser the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Purchaser or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

(iii)No work stoppage has occurred and is continuing or, to the knowledge of the Purchaser, is threatened affecting its Business, and to the best of Purchaser’s knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of the Purchaser.

(iv)There are no pending labor negotiations or, to the best of Purchaser’s knowledge, union organization efforts relating to employees of the Purchaser.

(v)There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Purchaser, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Purchaser.

4.22.Absence of Certain Changes or Events.  The Purchaser has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice:

(i)Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii)Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under GAAP due to income earned or expenses accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi)Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business;

(vii)Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii)Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000 in the aggregate;

(ix)Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction;

(x)Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate having a Material Adverse Effect on any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or Business (a “Material Adverse Change”).

4.23.  Employee Benefit Plans.  The Purchaser does not maintain any employee benefit programs.

4.24.  Assets.   The assets of the Purchaser are, and together with the additional assets to be acquired or otherwise received by the Purchaser prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Purchaser.  The Purchaser is the only business organization through which the Business is conducted.  All assets used by the Seller and the Purchaser to conduct the Business are, and will on the Closing Date be, owned by the Purchaser.

4.25  Absence of Certain Commercial Practices.  The Purchaser has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Purchaser or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.26.  Licenses, Permits, Consents and Approvals.  The Purchaser has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. At the Closing, the Purchaser will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim.  No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Purchaser in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Purchaser pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Purchaser or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Purchaser and the Business substantially as conducted prior to the Closing Date.  All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.27.  Environmental Matters.

(a) The operations of the Purchaserare in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b) The Purchaser has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

(c) The Purchaser is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

(d) The Purchaser has not received any written communication alleging either or both that the Purchaser may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.28 Broker.  The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

4.29. Related Party Transactions.  All transactions during the past five years between the Purchaser and any current or former shareholder or any entity in which the Purchaser or any current or former shareholder had or has a direct or indirect interest have been fair to the Purchaser as determined by the Board of Directors.  No portion of the sales or other on-going business relationships of the Purchaser is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any affiliate.

4.30 Patriot Act.  The Purchaser certifies that the Purchaser has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Purchaser hereby acknowledges that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that:  (i) none of the cash or property that affiliates have contributed or paid or will contribute and pay to the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by any affiliate to the Purchaser, to the extent that they are within the Purchaser’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Purchaser shall promptly notify the Seller if any of these representations ceases to be true and accurate regarding the Purchaser.  The Purchaser agree to provide the Seller any additional information regarding the Purchaser that the Seller reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.31. Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Purchaser pursuant hereto shall be deemed representations and warranties by the Purchaser herein.  No statement, representation or warranty by the Purchaser in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Business of the Purchaser with full and fair disclosure concerning the Purchaser, its business, and the Purchaser’s affairs.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

2.1 Authority.
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary action on the part of the Seller.

2.2 Conflicts; Consents of Third Parties.

(a)The execution and delivery of this Agreement, the acquisition of the Shares by Seller and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller is a party or by which he is bound.

(b)No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Seller with any of the provisions hereof or thereof.

2.3 Litigation.

There are no legal proceedings pending or, to the best knowledge of the Seller, threatened that are reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or consummate the transactions contemplated hereby.

5.4  Contract Rights.  The Contract Rights being sold hereunder (i) are valid, binding and in full force and effect, and (ii) neither the Seller nor, to the best of Seller’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  The assignment of the Contract Rights by the Seller in accordance with this Agreement is not restricted by, nor will it create grounds for the termination of, any Contract Right, and immediately after the Closing, each such Contract Right will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Purchaser resulting from the sale of the Contract Rights.  True and complete copies of the Contracts Rights will be delivered to the Purchaser, not later than one business day before the Closing Date.

5.5  Investment Intent.

The Shares are being acquired hereunder by the Seller for investment purposes, for his own account and not with a view to the distribution thereof.  The Seller has no present intention to sell or otherwise dispose of the Purchaser Shares and they will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law.  The Seller understands that the Shares to be acquired hereunder must be held by him indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom.  The Seller further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

5.6  Investment Experience; Suitability.

The Seller is a sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Shares and the Seller’s financial position is such that the Seller can afford to retain the Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

    5.7  Accreditation.

Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.  The Seller understands that the Shares are being offered to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Shares.

2.4  Broker.

The Seller has not retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser shall not be obligated to pay any fee or commission associated with the retention or engagement by the Seller of any broker in connection with any transaction contemplated by this Agreement.

ARTICLE III
COVENANTS

3.1  Access to Information.

The Seller and the Purchaser agree that, prior to the Closing Date, each of the Seller and the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the other party and such examination of the books, records and financial condition of the Purchaser as Seller reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of the Seller and Purchaser shall cooperate.  No investigation prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the parties contained in this Agreement or any other agreement referenced herein.  In order that the Seller may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Purchaser, the Purchaser shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Purchaser to cooperate fully with such representatives in connection with such review and examination.

3.2  Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Seller, prior to the Closing the Purchaser shall:

(i) Conduct the businesses of the Purchaser only in the ordinary course consistent with past practice;

(ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Purchaser and (B) preserve its present relationship with parties having business dealings with the Purchaser;

(iii) Maintain (A) all of the assets and properties of the Purchaser in their current condition, ordinary wear and tear excepted and except for dispositions in the ordinary course of business and (B) insurance upon all of the properties and assets of the Purchaser in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Purchaser in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Purchaser; and

(v) Comply in all material respects with applicable laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Seller shall not, and shall cause the Purchaser not to:

(i) Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Purchaser or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Purchaser;

(ii) Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Purchaser or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Purchaser;

(iii) Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Purchaser;

(iv) Amend the Articles of Incorporation or Bylaws of the Purchaser;

(v) (A) materially increase the annual level of compensation of any employee of the Purchaser, (B) increase the annual level of compensation payable or to become payable by the Purchaser to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, Purchaser awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Purchaser or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Purchaser is a party or involving a director, officer or employee of the Purchaser in his or her capacity as a director, officer or employee of the Purchaser;

(vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other party, or change the terms of payables or receivables;

(vii) Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Purchaser;

(viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Purchaser;

(ix) Cancel or compromise any debt or claim or waive or release any material right of the Purchaser except in the ordinary course of business consistent with past practice;

(x) Enter into any commitment for capital expenditures out of the ordinary course;

(xi) Permit the Purchaser to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xii) Permit the Purchaser to enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to or otherwise acquire the securities of any other party;

(xiii) Except for transfers of cash pursuant to normal cash management practices, permit the Purchaser to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any affiliate of any Seller; or

(xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or any other agreement referenced herein untrue or incorrect in any material respect as of any time through and including the Closing.

3.3 Consents.

The Purchaser shall use their best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

3.4 Other Actions.

Each of the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE IV
CONDITIONS TO CLOSING

4.1
Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)
all representations and warranties of the Seller contained herein shall be true and correct as of the date hereof;

(b)
all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)
the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d)
the Contract Rights shall have been appropriately transferred to the Purchaser at the Closing, free and clear of any and all liens;

(e)
there shall not have been or occurred any Material Adverse Change;

(f)
the Seller shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(g)
no legal proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Purchaser, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

4.2 Conditions Precedent to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d) no legal proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Purchaser, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(e) the Shares shall have been issued to the Seller, free of all liens, charges or encumbrances.

ARTICLE V
DOCUMENTS TO BE DELIVERED

5.1 Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) The Assignment and Assumption Agreement, duly executed;

(b) copies of all consents and waivers referred to in Section 7.1(g) hereof; and

(c) such other documents as the Purchaser shall reasonably request.

5.2  Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a) The Shares;

(b) copies of all consents and waivers referred to in Section 7.1(g) hereof; and

(c) such other documents as the Seller shall reasonably request.

ARTICLE VI
INDEMNIFICATION

6.1  Indemnification.

(a) Subject to Sections 9.2 and 10.2 hereof, Purchaser hereby agrees to indemnify and hold the Seller and his affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i) any and all liabilities of the Purchaser of every kind, nature and description, absolute or contingent, existing as against the Purchaser prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet, or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

(ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b) Subject to Sections 9.2 and 10.2 hereof, Seller hereby agrees to indemnify and hold the Purchaser and their respective affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement or arising from the ownership or operation of the Purchaser from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii) any and all Expenses incident to the foregoing.

6.2   Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties exceeds $10,000 (the “Basket”) (except for Losses and Expenses based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct under Section 4.3, for which the Basket shall not apply) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of the Basket.

6.3  Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE VII
MISCELLANEOUS

7.1  Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

7.2 Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.24, 4.29 and 5.8 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty four (24) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

7.3 Expenses.

Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

7.4 Specific Performance.

The Seller and Purchaser acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law.  Therefore, the obligations of each party under this Agreement, including, without limitation, the Seller’s obligation to sell the Contract Rights to the Purchaser and the Purchaser’s obligation to purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

7.5 Further Assurances.

The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

7.6 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

7.7  Entire Agreement; Amendments and Waivers.

This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

7.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles regarding conflict of laws.

7.9  Headings.

The headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

7.10  Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the parties receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a) Purchaser:

Ark Development, Inc.
4225 New Forrest Drive
Plano, Texas 75093
Attn:  Noah Clark, Chief Executive Officer
Phone:  (792) 612-2731
Facsimile: (   )

(b) Seller:

Antonio Treminio
Phone:  1(514) 652-9910
Facsimile: 1(917) 591-8886

1.1  Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

1.2
Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

[intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Purchase Agreement as of the date first set forth above.

ARK DEVELOPMENT, INC.

By:
________________________________
Noah Clark,
President

SELLER:

/s/ Antonio Treminio
__________________________________
Antonio Treminio